Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Two Harbors Investment Corp. on Form S-11 of our report, which includes an explanatory paragraph as to Capitol Acquisition Corp.’s (a development stage company) ability to continue as a going concern, dated March 13, 2009, with respect to our audits of the financial statements of Capitol Acquisition Corp. (a development stage company) as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the periods from June 26, 2007 (inception) through December 31, 2007 and 2008 and our report dated March 13, 2009 with respect to our audit of the effectiveness of internal control over financial reporting of Capitol Acquisition Corp. (a development stage company) as of December 31, 2008, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

We were dismissed as auditors on October 30, 2009 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Melville, New York

November 10, 2009